PFM FUNDS

OPERATING EXPENSE LIMITATION AGREEMENT FOR
INDEPENDENT SCHOOLS AND COLLEGES CLASS OF PRIME SERIES

Agreement made this 16th day of December, 2009 (the “Agreement”) by and between PFM Funds, a business trust organized under the laws of the Commonwealth of Virginia (the “Trust”), on behalf of Prime Series, a series of the Trust, and PFM Asset Management LLC (“PFMAM”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, PFMAM renders investment advisory services to Prime Series pursuant to the terms and provisions of an Investment Advisory Agreement dated as of December 16, 2009 (“Advisory Agreement”); and

WHEREAS, PFMAM renders administrative services to Prime Series pursuant to the terms and provisions of an Administration Agreement dated as of December 16, 2009 (“Administration Agreement”); and

WHEREAS, PFMAM renders transfer agent services to the Independent Schools and Colleges Class of Prime Series (“Independent Schools Class”) pursuant to the terms and provisions of a Transfer Agency Agreement dated as of December 16, 2009 (“Transfer Agent Agreement”); and

WHEREAS, PFMAM desires to limit the Independent Schools Class’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Independent Schools Class) desires to allow PFMAM to establish and implement those limits.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. PFMAM hereby agrees to waive fees payable to it by, or to absorb expenses of, the Independent Schools Class, and if necessary fees and expenses of Prime Series, as may be necessary to limit the Operating Expenses of the Independent Schools Class to an annual rate of 0.26% of the average daily net assets of the Independent Schools Class. Such limit shall not be applied to any expenses determined by the Trust’s Board of Trustees (“Board”) to be extraordinary expenses not subject to this limitation.

2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to the Independent Schools Class is defined to include all expenses necessary or appropriate for the operation of the Independent Schools Class, including PFMAM's fees under the Advisory Agreement, the Administration Agreement and the Transfer Agent Agreement, and any fee payable under a Rule 12b-1 Plan or related agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation expenses.

3. TERM. This Agreement shall become effective as of the date first written above and shall remain in effect for a period of not less than one year, unless sooner terminated as provided in Paragraph 4 of this Agreement.  This Agreement shall continue in effect following its first anniversary only if approved by PFMAM and the Board.

4. TERMINATION.  This Agreement may be terminated by PFMAM at any time after its initial one year term.  This Agreement may be terminated by the Board at any time, and without payment of any penalty, and will automatically terminate upon the termination of the Advisory Agreement.

5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

PFM Funds on behalf of the Independent Schools and Colleges Class of Prime Series By: ___________________________ Title: ________________________	PFM Asset Management LLC By: ________________________ Title: ___________________________